Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the MuleSoft, Inc. 2006 Stock Plan, the MuleSoft, Inc. 2016 Equity Incentive Plan, and the MuleSoft, Inc. 2017 Equity Incentive Plan of salesforce.com, inc. of our reports dated March 9, 2018, with respect to the consolidated financial statements and schedule of salesforce.com, inc. and the effectiveness of internal control over financial reporting of salesforce.com, inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

May 1, 2018